[Exhibit 99.1 - Press Release]

PREMIER SIGNIFICANTLY REDUCES SHARES OUTSTANDING

Frederick, Maryland -- January 21, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that its Board of Directors has cancelled 6,709,750 shares of its issued and outstanding common stock and 735,000 shares of its issued and outstanding $25 convertible preferred stock, class A. After this share reduction Premier has 75,920,250 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

This is the second significant reduction of shares outstanding by Premier in recent months. The shares of common stock and preferred stock that were cancelled were owned principally by Premier insiders and early stage investors.

Eric R. Boyer, Premier's President and CEO, commented, "Recent improvements in Premier's overall business and general direction enabled us to successfully complete this sizable reduction in shares outstanding. By and through this share reduction we are working to enhance existing stockholder valuations and strengthen our earnings per share results."

"As our business continues to grow and develop we will continue exploring additional future reductions in shares outstanding, including a possible stock buyback, to further enhance our stockholders' levels of ownership and valuations," added Mr. Boyer.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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